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                           DATED 27TH DECEMBER, 1995



                        THE SELLERS NAMED IN SCHEDULE 1
                                      AND
                     THE OPTIONHOLDERS NAMED IN SCHEDULE 1
                                      AND
                             JAYANTILAL VELJI TANNA
                                      AND
                                ALPHAREL, INC.




                                   AGREEMENT
                         FOR THE SALE AND PURCHASE OF
                         ALL THE ISSUED SHARE CAPITAL
                              OF TRIMCO GROUP PLC




                                 ALLEN & OVERY
                                     LONDON




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                                    CONTENTS

CLAUSE                                                                      PAGE

1.   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.   Sale and Purchase of the Shares . . . . . . . . . . . . . . . . . . . . 3
3.   Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
4.   Conditions Precedent. . . . . . . . . . . . . . . . . . . . . . . . . . 5
5.   Purchaser's Common Stock. . . . . . . . . . . . . . . . . . . . . . . . 5
6.   Completion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
7.   Insider Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
8.   Loan Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
9.   Guarantees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
10.  Protective Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . 9
11.  Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
12.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
13.  Resolutions and Waivers . . . . . . . . . . . . . . . . . . . . . . . .11
14.  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
15.  Whole Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
16.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12

SCHEDULES

1.   Particulars of the Sellers and the Optionholders. . . . . . . . . . . .14
2.   Particulars of the Company. . . . . . . . . . . . . . . . . . . . . . .19
3.   Particulars of the Subsidiaries . . . . . . . . . . . . . . . . . . . .20
4.   City Code on Takeovers and Mergers. . . . . . . . . . . . . . . . . . .25


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THIS AGREEMENT is made on 27th December, 1995 BETWEEN:

(1)  THE PERSONS whose names and addresses are set out in column A of Part A of
     Schedule 1 (each a "Seller" and together the "Sellers");

(2)  THE PERSONS whose names and addresses are set out in column A of Part B of
     Schedule 1 (each an "Optionholder" and together the "Optionholders");

(3) JAYANTILAL VELJI TANNA whose address is 16 Willow Chase, Hazlemere, Buckinghamshire HP15 7QP ("Jay Tanna"); and

(4) ALPHAREL, INC. whose principal place of business is at 9339 Carroll Park Drive, San Diego, California, United States of America (the "Purchaser")

WHEREAS:

(A) Trimco Group plc ("Trimco") is a public company limited by shares short particulars of which are set out in Schedule 2 having an authorised capital of L600,000 and US$50 divided into 100,000 preference shares of L1 each, 50,000 of which have been issued fully paid or credited as fully paid ("Preference Shares"), 206,600 deferred 'A' ordinary shares of L1 each, all of which have been issued fully paid or credited as fully paid ("Deferred 'A' Ordinary Shares"), 293,400 deferred ordinary shares of L1 each, 123,400 of which have been issued fully paid or credited as fully paid ("Deferred Ordinary Shares"), 206,600 'A' ordinary shares of US$0.0001 each, all of which have been issued fully paid or credited as fully paid ("'A' Ordinary Shares") and 293,400 ordinary shares of US$0.0001 each, 123,400 of which have been issued fully paid or credited as fully paid ("Ordinary Shares").

(B) The Sellers are beneficially entitled to all the Shares (as defined in clause 1).

(C) Trimco is the beneficial owner of the entire issued share capitals of all the companies short details of which are set out in Schedule 3.

(D) The Sellers wish to sell and, in reliance upon the undertakings set out in this agreement, the Purchaser wishes to purchase all the issued share capital of Trimco on the terms set out in this agreement.

(E)  The Optionholders are beneficially entitled to the Options.

(F) The Optionholders wish to waive all of their rights in respect of the Options and to cancel the Options at Completion on the terms set out in this agreement.

(G) For the purposes of the City Code on Takeovers and Mergers (the "Code"), each of the Sellers, who together comprise all of the holders of the entire issued share capital of Trimco, acknowledges the terms of Schedule 4, whereby the Seller waives the application of the Code.


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IT IS AGREED as follows:

1.   INTERPRETATION

(1)  In this agreement:

     "Agreed Form" means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Seller's Solicitors and the Purchaser's Solicitors;

     "Business Day" means a day (other than a Saturday or a Sunday) on which banks are generally open in London and San Diego for normal business;

     "Companies" means Trimco and the Subsidiaries and "Company" means any of them;

     "Completion" means completion of the sale and purchase of the Shares in accordance with clause 6;

     "Deferred Shares" means all of the Deferred 'A' Ordinary Shares and the Deferred Ordinary Shares;

     "Disclosure Letter" means the letter of the same date as this agreement from the Sellers to the Purchaser in the Agreed Form;

     "Group" means Trimco and the Subsidiaries;

     "Non-Deferred Shares" means all of the Preference Shares, the 'A' Ordinary Shares and the Ordinary Shares;

     "Options" means those share option agreements granted by Trimco to the Optionholders;

     "Purchaser's Solicitors" means Allen & Overy of One New Change, London EC4M 9QQ;

     "Sellers' Solicitors" means Nabarro Nathanson of 50 Stratton Street, London W1X 6NX;

     "Shares" means all of the Ordinary Shares, the 'A' Ordinary Shares, the Preference Shares, the Deferred 'A' Ordinary Shares and the Deferred Ordinary Shares;

     "subsidiary" means a subsidiary for the purposes of the Companies Act 1985; and

     "Subsidiaries" means all the companies mentioned in Schedule 3 and "Subsidiary" means any of them.

(2) Words denoting persons shall include bodies corporate and unincorporated associations of persons.

(3)  Subclauses (1) and (2) above apply unless the contrary intention appears.

(4)  The headings in this agreement do not affect its interpretation.


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(5)  The expression "with full title guarantee" means that the person selling, or agreeing to sell:

     (a) has the right to dispose of the relevant property, undertaking or asset as it purports to;

     (b) will, at its own cost, do all it reasonably can to give its transferee the title it purports to give. This includes doing all it reasonably can to ensure that the transferee is registered with the same class of title and, in the case of any property or asset not yet registered, giving all reasonable assistance to establish the transferee's right to be so registered;

     (c) disposes of the whole interest in the relevant property, undertaking or asset;

     (d) covenants that there is no subsisting breach which could result in forfeiture of the relevant property, undertaking or asset; and

     (e) disposes of the relevant property, undertaking or asset free from all encumbrances (whether monetary or not) and from all other rights exercisable by third parties.

2.   SALE AND PURCHASE OF THE SHARES

(1) Each of the Sellers shall sell the number of Shares set out against its name in Schedule 1 with full title guarantee and the Purchaser shall purchase the Shares together with all rights attaching to them other than the dividends provided for in the audited accounts of Trimco to 30th June, 1995 and the dividend which has accrued in respect of the Preference Shares up until Completion.

(2)  Each of the Sellers covenant with the Purchaser as follows:

     (a) that it has the right to sell and transfer the full legal and beneficial interest in the Shares set out against its name in Schedule 1 to the Purchaser on the terms set out in this agreement; and

     (b) that on or after Completion it will, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time reasonably require in order to vest any of the Shares set out against its name in Schedule 1 in the Purchaser or its nominee or as otherwise may be necessary to give full effect to this agreement.

(3)  Each of the Sellers covenants that the Shares set out against its name in
     Schedule 1 shall be sold free from all liens, charges, equities and encumbrances and other rights exercisable by third parties.

(4) The parties expressly acknowledge that no representations and warranties have been given in relation to the sale and purchase of the Shares and the
     cancellation of the Options.   Each of the Sellers and the Optionholders
     acknowledge that prior to the date of this agreement Jay Tanna has provided or arranged to provide information to the Purchaser, the Purchaser's accountants and the Purchaser's solicitors in response to written requests from them. Provided that there has been no fraud or recklessness as to the accuracy or completeness of information provided to the Purchaser, the Purchaser's accountants and the Purchaser's solicitors, the Purchaser shall have no claim against the Sellers or the Optionholders in respect of such information.

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     If there has been fraud or recklessness as to the accuracy or completeness of the information provided to the Purchaser, the Purchaser's accountants or the Purchaser's solicitors, the Sellers and the Optionholders shall be liable to the Purchaser for any loss suffered by the Purchaser as a result of such fraud or recklessness provided that the maximum liability of each Seller and each Optionholder shall not exceed the total consideration received by the Seller or the Optionholder (as the case may be), which, in the case of a Seller shall equal the aggregate of:

     (a) the sum of cash paid to, or to the direction of, that Seller under clause 3(1)(a); and

     (b) the value of the Common Stock allotted to that Seller under clause 3(1)(b) determined by multiplying the number of shares allotted to the Seller by US$5.018.

     For the purposes of this subclause (4):

     (a) there shall have been fraud or recklessness as to the accuracy or completeness of the information provided to the Purchaser, the Purchaser's accountants or the Purchaser's solicitors if the person who provided such information:

          (i) made a statement, which he knew to be misleading, false or deceptive or dishonestly concealed any material fact; or

          (ii) recklessly made (dishonestly or otherwise) a statement, which is misleading, false or deceptive;

     (b) references to the Sellers or to a Seller shall exclude 3i plc and 3i Group plc.

(5)  The Optionholders shall waive all rights relating to the Options.

(6)  The Optionholders covenant with the Purchaser as follows:

     (a) that they have the right to waive all rights to the Options on the terms set out in this agreement; and

     (b) that on or after Completion they will, at their own cost and expense, execute and do (or procure to be executed and done by any necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time require in order to cancel all of the Options as may be necessary to give full effect to this agreement.

3.   CONSIDERATION

(1)  The consideration for the sale of the Shares shall be:

     (a) the sum of US$6,521,133 payable to the Sellers in cash on Completion in the proportions set out in Schedule 1; and

     (b) the allotment to the Sellers of 1,614,189 common stock of the Purchaser (the "Common Stock") in the proportions set out in
          Schedule 1.



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(2)  The consideration for the waiving by the Optionholders of all of their rights under the Options and the cancellation of the Options shall be the sum of US$28,867 payable to the Optionholders in cash on Completion in the amounts set out in Schedule 1.

4.   CONDITIONS PRECEDENT

(1) The sale and purchase of the Shares is conditional on receipt by the parties (in a form to the reasonable satisfaction of the Sellers) of an opinion in writing from the Purchaser's legal advisers that:

     (i) no consent, approval or authorisation of and no registration, declaration or filing with, any court or governmental authority or agency of the United States of America is required by United States federal law to be obtained or made by the Purchaser for the consummation of the transactions contemplated by this agreement in connection with the issuance of the Common Stock by the Purchaser to the Sellers, except such as have been made or obtained prior to Completion; and

     (ii) subject to the accuracy of the statements made in clause 5(3) and subject to the restrictions contained in clause 5(5), the offer and sale of the Common Stock to the Sellers in the manner provided in this agreement is exempt from the registration requirements of Section 5 of the Act (as defined in clause 5(4)) by virtue of the provisions of Regulation S promulgated thereunder; provided, however, that such legal advisers shall express no opinion with respect to any resale of such Common Stock by the Sellers; and provided, further, that such legal advisers shall be entitled to assume the accuracy of the respective factual representations of, and the compliance with the respective agreements and undertakings by, the parties hereto necessary to establish the applicability of the exemption from registration provided by Regulation S.

(2) The Purchaser shall use reasonable endeavours to procure that the conditions in subclause (1) above are fulfilled on or before 15th December, 1995.

(3) If the conditions in subclause (1) above are not fulfilled or waived on or before the date specified in subclause (2) above all the preceding clauses of this agreement shall cease to have effect and none of the parties (provided he shall have used reasonable endeavours as aforesaid) will have any rights or liabilities under those clauses.

5.   PURCHASER'S COMMON STOCK

(1) Jay Tanna represents and warrants that no Seller which holds 50% or more of the voting securities of Trimco or has a contractual power presently to designate 50 per cent. or more of the members of the board of directors of Trimco either has (or controls entities that have in the aggregate) annual net sales or revenues of $100 million or more (as shown on their most recent regularly prepared annual statement of income and expenses) or has (or controls entities that have in the aggregate) total assets of $100 million or more (as shown on their most recently prepared balance sheet).



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(2)  Jay Tanna shall procure that the Companies shall provide to the Purchaser such information and documents as the Purchaser may reasonably request from time to time prior to Completion for the purpose of complying with the disclosure and other requirements of US federal and state securities (the "Required Information") including financial information in compliance with the requirements of the US Securities and Exchange Commission. None of such Required Information provided to the Purchaser by the Companies will include any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(3) None of the Sellers is, or at the time of Completion will be, a "US person", as such term is defined in Rule 902(o) of Regulation S of the US Securities and Exchange Commission.

(4) The Sellers understand that the Common Stock has not been and will not be registered under the US Securities Act of 1933 (the "Act") and may not be offered or sold in the United States or to US persons unless it is registered under the Act, or an exemption from the registration requirements of the Act is available. None of the Sellers will engage in any hedging transaction with respect to the Common Stock or take a short position in the common stock of the Purchaser prior to the expiration of 40 days after the issuance of the Common Stock to the Sellers.

(5) Each of Document Management Systems Limited and Henley Documents Limited undertakes to the Purchaser that it shall not dispose of its interest in such Common Stock for a period of two years from the date of Completion, save that it may dispose of its interest in up to 12 1/2 per cent. of the total amount of Common Stock acquired by it under this agreement in each three month period commencing on the day following Completion.

(6) If any of the Common Stock cannot be traded by reason of the Act after the expiration of the 40 days period referred to in sub-clause (4) but within 2 years of Completion the Purchaser shall, as soon as reasonably practicable after receiving notification from any of the Sellers, procure registration under the Act of all Common Stock issued to the Sellers. The cost of such registration shall be borne as to half by the Purchaser and as to the other half by the Sellers (pro rata to their interests in the Common Stock) provided that the obligation of all of the Sellers under this subclause shall not exceed US$30,000.

6.   COMPLETION

(1) Completion shall take place at the offices of the Purchaser's Solicitors upon execution of this agreement.

(2)  At Completion:

     (a)  each Seller shall procure the delivery to the Purchaser of:

          (i) duly executed transfers in favour of the Purchaser or its nominee(s) of all the Seller's Deferred Shares and, in the case of 3i, of all the Preference Shares;

          (ii) the warrants issued to the Seller by Trimco with respect to all the Seller's Non-Deferred Shares;



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          (iii)  the share certificate(s) representing any of the Seller's
                 Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);

     (b)  Jay Tanna shall procure the delivery to the Purchaser of:

          (i) the certificate of incorporation, common seal, minute books, statutory registers and share certificate books of each Company as the Purchaser may direct;

          (ii) a service agreement between Trimco and Jay Tanna in the Agreed Form;

          (iii) duly executed transfers of each share in a Subsidiary as is not registered in the name of Trimco in favour of the Purchaser or as it may direct together with the relevant share certificate(s); and

          (iv) the resignation of the auditors of each Company in the Agreed Form in each case confirming, in accordance with section 394 of the Companies Act 1985, that there are no circumstances connected with their resignation which should be brought to the attention of the members or creditors of that Company and that no fees are due to them.

     (c) each Seller shall (so far as it is able) procure that a board meeting of each Company is held at which it is resolved that:

          (i) such persons as the Purchaser nominates are appointed as additional directors and the secretary of that Company;

          (ii) the transfers referred to in paragraph (a) above (subject only to their being duly stamped) are approved for registration;

          (iii)  Price Waterhouse are appointed as auditors; and

          (iv) its bank mandates are revised in such manner as the Purchaser requires;

     (d) each of 3i plc and 3i Group plc shall deliver a written notice to the Purchaser, addressed to Trimco and the Purchaser, confirming it waives all rights:

          (i)    under article 9 of Trimco's articles of association; and

          (ii) under Trimco's articles of association to have the Preference Shares redeemed,

          in a form satisfactory to the Purchaser;

     (e) Document Management Systems Limited shall deliver a written notice to the Purchaser, addressed to Trimco and the Purchaser, confirming that it waives all of its rights under article 9 of the Trimco's articles of association; and

     (f) each of the Optionholders shall deliver a written notice waiving all rights in respect of the Options and cancelling the Options.



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(3)  Upon completion of all the matters referred to in subclause (2) above the
     Purchaser shall:

     (a) pay the cash consideration for the sale of the Shares to the Sellers' Solicitors or otherwise as each Seller may direct the Purchaser in writing except, in the case of 3i plc and 3i Group plc, in which case the cash consideration for the sale of the Shares shall be paid to 3i plc on behalf of itself and 3i Group plc;

     (b) issue a share certificate to each Seller or its nominee for the number of Common Stock set out next to the Seller's name in column H of Part A of Schedule 1; and

     (c) pay the cash consideration for the waiver by the Optionholders of their rights under the Options and the cancellation of the Options to the Sellers' Solicitors.

(4) If for any reason the provisions of subclause (2) above are not fully complied with the Purchaser may elect (in addition and without prejudice to all other rights or remedies available to it) to rescind this agreement or to fix a new date for Completion.

7.   INSIDER CONTRACTS

(1) Each Seller other than 3i plc and 3i Group plc covenants with the Purchaser that neither that Seller nor any person or company or other entity connected (subject to the proviso set out below) with that Seller:

     (a) is a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by any Company or in any way relating to any Company or its affairs except as is set out in the Disclosure Letter; and

     (b) has any claim against the Company and hereby waives any claim it may have against the Company except as is set out in the Disclosure Letter,

     provided that no regard shall be had regarding any financial interest of the nature described in the proviso to clause 10(2)(a) .

(2) Jay Tanna covenants with the Purchaser that neither Jay Tanna nor any person or company or other entity connected with Jay Tanna:

     (a) is a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by any Company or in any way relating to any Company or its affairs except as is set out in the Disclosure Letter; and

     (b) has any claim against the Company and hereby waives any claim it may have against the Company except as is set out in the Disclosure Letter,

     provided that no regard shall be had regarding any financial interest of the nature described in the proviso to clause 10(2)(a) .

(3)  Each of 3i plc and 3i Group plc covenants with the Purchaser that it:

     (a) is not a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by any Company or in any way relating to any Company or its affairs except as is set out in the Disclosure Letter; and

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     (b)  does not have any claim against the Company and hereby waives any claim it may have against the Company except as is set out in the Disclosure Letter.

8.   LOAN ACCOUNTS

     Each of the Sellers and Jay Tanna shall procure that on Completion all indebtedness due from that Seller (or any person connected with that Seller) to any Company is satisfied in full other than as is set out in the Disclosure Letter.

9.   GUARANTEES

(1) Each of the Sellers (other than 3i plc and 3i Group plc) and Jay Tanna shall procure that on Completion each Company is released from all guarantees and indemnities given by it other than a guarantee in respect only of the liabilities of another Company.

(2) The Purchaser shall use reasonable endeavours to procure that as from Completion each Seller and Jay Tanna is released from all guarantees and indemnities given by him in respect of obligations of any Company and of which full particulars are contained in the Disclosure Letter and pending its release the Purchaser shall indemnify the relevant Seller or Jay Tanna (as the case may be) against all liabilities under those guarantees and indemnities.

10.  PROTECTIVE COVENANTS

(1) Jay Tanna covenants with the Purchaser (for itself and as trustee for each Company) that he shall not:

     (a) for a period of 2 years from Completion be concerned in any business (other than the business of a Company) carrying on business which is competitive or likely to be competitive with any of the businesses carried on by a Company at Completion; or

     (b) for a period of 2 years from Completion and except on behalf of a Company canvass or solicit orders for goods of similar type to those being manufactured or dealt in or for services similar to those being provided by any Company at Completion from any person who is at Completion or has been at any time within the year prior to Completion a supplier or customer of a Company; or

     (c) for a period of 2 years from Completion induce or attempt to induce any supplier of a Company to cease to supply, or to restrict or vary the terms of supply, to that Company; or

     (d) for a period of 2 years from Completion induce or attempt to induce any employee of a Company to leave the employment of that Company; or

     (e) make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of any Company or its customers or suppliers; or

     (f) use or (insofar as it can reasonably do so) allow to be used (except by the Companies) any trade name used by a Company at Completion or any other name intended or likely to be confused with such a trade name.


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(2)  For the purposes of subclause (1) above:

     (a) Jay Tanna is concerned in a business if he carries it on as principal or agent or if:

          (i) he is a partner, director, consultant or agent in, of or to any person who carries on the business; or

          (ii) he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

          (iii) he is a partner, director, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business provided that no regard shall be had to any financial interest of a person in securities which are listed on the London Stock Exchange or traded on the Unlisted Securities Market and/or the Alternative Investment Market and/or any internationally recognised stock exchange or similar securities market if that person is interested in securities which amount to less than five per cent. of the issued securities of that class and which, in all circumstances, carry less than five per cent. of the voting rights (if any) attaching to the issued securities of that class; and

     (b)  references to a Company include its successors in business.

(3) Each of the restrictions in each paragraph or subclause above shall be enforceable by the Purchaser independently of each of the others and its validity shall not be affected if any of the others is invalid; if any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

(4) Jay Tanna acknowledges that the above provisions of this clause are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Shares.

(5) If by virtue of any provision of this agreement or of any other agreement or arrangement of which this agreement forms part the agreement or arrangement is subject to registration under the Restrictive Trade Practices Act 1976, that provision shall not take effect until the day after particulars of the agreement or arrangement have been given to the Director General of Fair Trading under section 24 of that Act.

11.  ANNOUNCEMENTS

     No party shall make any announcement concerning this sale and purchase or any ancillary matter before Completion except as required by law or any competent regulatory body or with the written approval of Jay Tanna, 3i plc and the Purchaser, such approval not to be unreasonably withheld or delayed.

12.  NOTICES

(1) Any notice or other document to be served under this agreement may be delivered or sent by post or telex or facsimile process to the party to be served at its address appearing in this agreement or at such other address as it may have notified to the other party in accordance with this clause. Any notice or document sent by post shall be sent by prepaid first class recorded delivery post (if within the United Kingdom) or by prepaid airmail (if elsewhere).
-------------------------------------------------------------------------------

                                       11
-------------------------------------------------------------------------------

(2)  Any notice or document shall be deemed to have been served:

     (a)  if delivered, at the time of delivery; or

     (b) if posted, at 10.00 a.m. on the second Business Day after it was put into the post, if sent within the United Kingdom, or at 10.00 a.m. (local time at place of destination) on the seventh Business Day after it was put into the post, if sent by airmail; or

     (c) if sent by telex or facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 p.m. (local time at the place of destination) on any Business Day, and in any other case at 10.00 a.m. (local time at the place of destination) on the Business Day following the date of despatch.

(3) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class recorded delivery letter or that the telex or facsimile message was properly addressed and despatched as the case may be.

13.  RESOLUTIONS AND WAIVERS

(1) In relation to each Company the Sellers shall procure (so far as they each are able) the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the Companies Act 1985, its articles of association or any agreement or obligations affecting it to give effect to this agreement.

(2) The Sellers waive (and shall procure the waiver by its nominee(s) of) all rights of preemption which it (or such nominee(s)) may have (whether under Trimco's articles of association or otherwise) in respect of the transfer to the Purchaser or its nominee(s) of the Shares or any of them.

(3) For so long after Completion as it remains the registered holder of any of the Shares the Sellers shall hold them and any distributions, property and rights deriving from them in trust for the Purchaser and shall deal with the Shares and any distributions, property and rights deriving from them as the Purchaser directs; in particular, the Sellers shall exercise all voting rights as the Purchaser directs or shall execute an instrument of proxy or other document which enables the Purchaser or its representative to attend and vote at any meeting of Trimco.

14.  GENERAL

(1) Each of the obligations and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion.

(2) Unless otherwise expressly stated all payments to be made under this agreement shall be made in US Dollars to the party to be paid as follows:

     (a)  to the Sellers' Solicitors at:

          bank             Midland Bank plc
                           196A Piccadilly
                           London W1
          sort code:       40-05-27
          account name:    Nabarro Nathanson Re Trimco Group US$ Client Account
          account number:  35942762
-------------------------------------------------------------------------------

                                       12
-------------------------------------------------------------------------------

or such other account as the Sellers may specify; and

     (b)  to the Purchaser at such account as the Purchaser may specify.

     (c)  to 3i plc on behalf of itself and 3i Group plc at:

          bank:               Chase Manhattan Bank, New York
                              Swift LLOYDGB2CITY
                              Lloyds Bank plc
                              City International Branch London
                              Favour 3i Group plc
          account number:     11074873

(3) The receipt of the Sellers' Solicitors (except for 3i plc and 3i Group plc) for any sum or document to be paid or delivered to the Sellers (except 3i plc and 3i Group plc) or to the Optionholders will discharge the Purchaser's obligation to pay or deliver it to the Sellers (except 3i plc and 3i Group plc) or to the Optionholders (as the case may be). The receipt of 3i plc for any sum or document to be paid or delivered to 3i plc or 3i Group plc will discharge the Purchaser's obligation to pay or deliver it to 3i plc or 3i Group plc.

(4) If the Shares are sold or transferred after Completion to any wholly-owned company within the Purchaser's Group the benefit of each of the obligations and undertakings undertaken or given by the Sellers and/or Jay Tanna may be assigned to the purchaser or transferee of the Shares who may enforce them as if it had been named in this agreement as the Purchaser.

(5) Subject to subclause (4) above none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

(6) Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

(7) This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this agreement by executing a counterpart.

15.  WHOLE AGREEMENT

(1) This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements between the parties relating to these transactions except as otherwise agreed in writing.

(2) Each of the parties acknowledges that in agreeing to enter into this agreement it has not relied on any representation, warranty or other assurance except those set out in this agreement and in the absence of fraud or recklessness he will not have any remedy or right arising out of or in connection with this agreement or the information and responses provided to the Purchaser on behalf of the Sellers (as defined in clause 2(4)) except as otherwise agreed in writing.


-------------------------------------------------------------------------------

                                       13
-------------------------------------------------------------------------------

16.  GOVERNING LAW

     This agreement is governed by and shall be construed in accordance with English law and the Purchaser agrees to submit to the jurisdiction of the courts of England. The address for the service of notices for the Purchaser shall be 111 Uxbridge Road, Ealing, London, W5 2TZ or such other address in England as it shall notify Jay Tanna from time to time.

AS WITNESS the hands of the Sellers or their authorised signatories, the hands of the Optionholders or their authorised signatories and of a duly authorised officer of the Purchaser on the date which appears first on page 1.











-------------------------------------------------------------------------------

                                      14
-------------------------------------------------------------------------------

                                   SCHEDULE 1

                PARTICULARS OF THE SELLERS AND THE OPTIONHOLDERS

                                     PART A

                                   THE SELLERS


                       B. No. of    C. No. of 'A'    D. No. of    E. No. of         F. No. of         G. Amount of    H. No. of
A. Name and Address    Preference   Ordinary Shares  Ordinary     Deferred 'A'      Deferred          Cash            Common
                       Shares                        Shares       Ordinary Shares   Ordinary Shares   Consideration   Stock

Document Management
Systems Ltd.
Tropic Isle Buildings
Road Town, Tortola
British Virgin Islands              150,000                       150,000                             US$3,077,436    735,719

3i plc
91 Waterloo Road
London SE1 8XP         50,000       45,600                        45,600                              US$969,746

3i Group plc
91 Waterloo Road
London SE1 8XP                      11,000                        11,000                              US$215,265      276,231

Henley Documents
Limited
PO Box 641
No. 1 Seaton Place
St Helier, Jersey                                    90,114                         90,114            US$1,763,489    439,792
Channel Islands JE4
8YJ



-----------------------------------------------------------------------------------------------------------------------------

                                                             15
-----------------------------------------------------------------------------------------------------------------------------


William Turner
14 Brands Hill Avenue
High Wycombe
Bucks                                                6,000                          6,000             US$83,991       29,282

Hazel Elizabeth Turner
14 Brands Hill Avenue
High Wycombe
Bucks                                                2,000                          2,000             US$39,139       9,761

Dr Michael Hadjitofi
Sint Hubertusureg 3
2597 JH Den Haag                                     7,195                          7,195             US$140,803      35,114

Margaret Prosser
10 Apex Court
Sutherland Road
Ealing
London W13 ODU                                       4,401                          4,401             US$82,227       21,478

Haickanoosh Liddell
3 Vernon Road
Bushey
Watford WDL 2JL                                      8,195                          8,195             Nil             39,995

Jay Patel
6 Parkside
Hampton Hill
Middlesex TW12 1NU                                   895                            895               US$15,287       4,368



-----------------------------------------------------------------------------------------------------------------------------

                                                              16
-----------------------------------------------------------------------------------------------------------------------------


Sima Patel
6 Parkside
Hampton Hill
Middlesex TW12 1NU                                   1,700                          1,700             US$33,268       8,297

J Dhanpaul
8 Meadowview Road
Kennington
Oxford OX1 5QX                                       950                            950               US$13,299       4,636

B Clarke
6 Ascham Road
Bournemouth
Dorset BH8 8LY                                       500                            500               US$6,999        2,440

P Reeves
79 Elder Road
Bisley, Nr Woking
Surrey GU25 9HB                                      400                            400               US$5,600        1,952

S King
The Retreat
Flowers Bottom Lane
Speen
Nr Princes Risborough
Bucks NP27 3PZ                                       350                            350               US$4,899        1,708



-----------------------------------------------------------------------------------------------------------------------------

                                                                 17
-----------------------------------------------------------------------------------------------------------------------------


P Dhaliwal
51 Minterne Avenue
Norwood Green,
Southall                                             250                            250               US$3,499        1,220
Middlesex UB2 4HP

S Sullivan
32 Norton Road
Heatherside
Camberley
Surrey                                               250                            250               US$3,499        1,220

J Smith
19 Gloucester Street
Farringdon
Oxon SN7 7JA                                         150                            150               US$2,099        732

L Brannigan
5 Church Drive
Kingsbury
London NW9                                           50                             50                US$699          244




-----------------------------------------------------------------------------------------------------------------------------

                                      18
--------------------------------------------------------------------------------

                                     PART B

                                THE OPTIONHOLDER


A.   Name and Address          B.   No. of Options             C.   Amount of Cash Consideration



     Michael Boses                           750                             US$28,867
     1378 76th Avenue N.
     Seminole
     F 1 34646
     United States of America








-----------------------------------------------------------------------------------------------------------------------------

                                       19
-------------------------------------------------------------------------------

                                  SCHEDULE 2

                         PARTICULARS OF THE COMPANY


Registered number:                    2253256

Registered office:                    111, Uxbridge Road, Ealing, London W5 2TZ

Date and place of incorporation:      9th May, 1988 at Cardiff

Directors:                            Robert Edward Liddell
                                      Jayantilal Velji Tanna
                                      William Alan Turner
                                      David Bantin
                                      Sunil Jay Tanna
                                      Jayendra Nagin Patel

Secretary:                            David Bantin

VAT number:                           GB 538819602

Accounting reference date:            30th June

Auditors:                             Gane Jackson Scott


--------------------------------------------------------------------------------

                                      20
--------------------------------------------------------------------------------

                                  SCHEDULE 3

                       PARTICULARS OF THE SUBSIDIARIES

A.    TRIMCO ENTERPRISES LIMITED

Registered number:           2625912

Registered office:           111 Uxbridge Road, Ealing, London, W5 2TZ

Date and place of            26th June, 1991, London
incorporation:

Directors:                   Jayantilal Velji Tanna
                             William Alan Turner
                             Robert Edward Liddell
                             Jayendra Nagin Patel
                             David Bantin
                             Sunil Jay Tanna

Secretary:                   David Bantin

Accounting reference date:   30th June

Auditors:                    Gane Jackson Scott

Authorised capital:          L1000

Issued capital:              L2

Shareholders:                Trimco Group Plc         No. of shares: 2







--------------------------------------------------------------------------------

                                       21
--------------------------------------------------------------------------------

B.    IMAGEN ENTERPRISES LIMITED

Registered number:           2527310

Registered office:           111 Uxbridge Road, Ealing, London, W5 2TZ

Date and place of            2nd August, 1990, Cardiff
incorporation:

Directors:                   Jayantilal Velji Tanna
                             David Bantin
Secretary:                   David Bantin

Accounting reference date:   30th June

Authorised capital:          L1000

Issued capital:              L100

Shareholders:                Trimco Group Plc         No. of shares:100

Status:                      Registered as a dormant company













--------------------------------------------------------------------------------

                                       22
--------------------------------------------------------------------------------

C.     MICRO SYNERGY ASSOCIATES, INC.

FEI Number:                       59-2763224

Principal Place of Business:      15950 Bay Vista Drive
                                  Suite 140
                                  Clearwater
                                  Florida 34620

Date of Incorporation:            29th January, 1987

Directors:                        Jay Tanna

Secretary:                        David Bantin

Authorised capital:               $500

Issued capital:                   $67

Shareholders:                     Trimco Enterprises Limited

This Company ceased to trade on 30th November, 1995













--------------------------------------------------------------------------------

                                       23
--------------------------------------------------------------------------------

D.    TRIMCO AMERICA INC.

FEI Number:                       59-3109048

Principal Place of Business:      15950 Bay Vista Drive
                                  Suite 140
                                  Clearwater
                                  Florida 34620

Date of Incorporation:            23rd December, 1991

Directors:                        Jay Tanna
                                  David Bantin
Secretary:                        David Bantin

Authorised capital:               $1000

Issued capital:                   $100

Shareholders:                     Trimco Group plc













--------------------------------------------------------------------------------

                                       24
--------------------------------------------------------------------------------

E.    TRIMCO DOCUMENT MANAGEMENT INC.

Registration No.:                 290490-0

Date of Incorporation:            20th April, 1993 (Canada Business Corporation
                                  Acts)

Principal Place of Business:      1253 McGill College Street
                                  Suite 695
                                  Montreal
                                  Province of Quebec H3B 2Y5

Nominee Director:                 Andre Sicard (Canadian resident)

Authorised capital:               Unlimited

Shareholders:                     Trimco Group plc

Issued capital:                   C$100













--------------------------------------------------------------------------------

                                       25
--------------------------------------------------------------------------------

                                  SCHEDULE 4

                      CITY CODE ON TAKEOVERS AND MERGERS


1. Under the terms of this agreement, all of the Sellers, as all the shareholders in Trimco acknowledge that the Panel on Takeovers and Mergers (the "Panel") has agreed to a waiver of the City Code on Takeovers and Mergers (the "Code") in respect of the sale and purchase of the Shares provided that all of the Sellers agree to waive their rights under the Code as set out in this Schedule. Brief details of the Panel, the Code and the protections they afford are described below. Each of the Sellers acknowledges that in waiving their rights under the Code they have had the opportunity to take independent professional advice.

2. The Code is issued and administered by the Panel. The Code applies to all takeover and merger transactions, however effected, where the offeree company is (inter alia) an unlisted public company resident in the United Kingdom. Trimco is such a company and its shareholders are entitled to the protection afforded by the Code.

3. The Code and the Panel operate principally to ensure fair and equal treatment of shareholders in relation to takeovers. The Code also provides an orderly framework within which takeovers are conducted.

4. The Code has not, and does not seek to have, the force of law. It has, however, been acknowledged by both government and other regulatory authorities that those who seek to take advantage of the facilities of the securities market in the United Kingdom should conduct themselves in matters relating to takeovers in accordance with best business standards and so according to the Code.

5. The Code is based upon a number of General Principles which are essentially statements of good standards of commercial behaviour. The General Principles are set out in Appendix 1 to this Schedule 4. These General Principles apply to all transactions with which the Code is concerned.
    They are, however, expressed in broad general terms and the Code does not define the precise extent of, or the limitations on, their application. They are applied by the Panel in accordance with their spirit to achieve their underlying purpose: the Panel may modify or relax the effect of their precise wording accordingly.

    In addition to the General Principles, the Code contains a series of Rules, of which some are effectively expansions of the General Principles and examples of their application and other provisions governing specific aspects of takeover procedure. Although most of the Rules are expressed in more detailed language than the General Principles, they are not framed in technical language and, like the General Principles, are to be interpreted to achieve their underlying purpose. Therefore, their spirit must be observed as well as their letter and the Panel may modify or relax the application of a Rule in certain circumstances.

6.  The following points are of particular relevance:-

    (i) General Principle 1 of the Code states that all shareholders of the same class must be treated similarly by an offeror. Furthermore, the effect of Rule 16 is that, except with the consent of the Panel, special arrangements may not be made with shareholders in Trimco if there are favourable conditions attached which are not being extended to all shareholders.

--------------------------------------------------------------------------------

                                       26
--------------------------------------------------------------------------------

    (ii) The Board of Directors of Trimco is required by Rule 3.1 of the Code to obtain competent independent advice on the Offer and the substance of such advice must be made known to its shareholders. General Principle 4 requires that shareholders must be given sufficient information and advice to enable them to reach a properly informed decision and must have sufficient time to do so.

    (iii) In support of the latter requirement, Rule 24 requires that the document setting out the Offer must deal in detail with the following matters:-

            (a)  the Offeror's intentions regarding Trimco and its employees;

            (b) detailed financial information regarding the Offeror for the past three years; the names of its Directors; the nature of its business; financial and trading prospects; and a summary of the principal contents of material contracts entered into during the preceding two years;

            (c)  full details of the terms of the Offer;

            (d) detailed financial information on Trimco for the past three years and the names of its Directors;

            (e) a description of how the Offer is to be financed and the source of the finance;

            (f) if appropriate, middle market quotes for the last six months of the shares to be acquired and if not, details of the prices at which shares have been transferred during the previous six months;

            (g) appropriate details of shareholdings and recent dealings in the securities of the Offeror and Trimco by relevant parties;

            (h) details of any special arrangements between the Offeror or any person acting in concert with it and any of the Directors, recent directors, shareholders or recent shareholders of Trimco having any connection with or dependence upon the Offer;

            (i) certain extracts from the Code relating to acceptances of the Offer, timing obligations, restrictions on Offerors or provisions conferring rights on shareholders in Trimco;

            (j) confirmation by an appropriate third party that resources are available to the Offeror sufficient to satisfy the cash payments required under the Offer;

            (k) a statement as to whether or not any shares acquired under the Offer will be transferred to any other persons; and

            (l) a statement to the effect that, except with the consent of the Panel, settlement of the consideration to which any shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be entitled.


--------------------------------------------------------------------------------

                                       27
--------------------------------------------------------------------------------

    (iv) Rule 25 requires that the Board of Trimco must circulate its views on the Offer and make known to its shareholders the substance of the advice given to it by independent advisers appointed pursuant to Rule 3.1. The Board must also comment upon the Offeror's statements regarding its intentions in respect of the Company and its employees. The circular from the Board of Trimco must also deal with the following matters:-

            (a) appropriate details of shareholdings and recent dealings in the securities of the Offeror and Trimco by relevant parties;

            (b) whether the Directors of Trimco intend to accept or reject the Offer in respect of their own beneficial shareholdings; and

            (c) a summary of the principal contents of each material contract entered into by Trimco and its subsidiaries during the period beginning two years before the Offer was made.

    (v) Rule 20.1 states that information about the companies involved in the Offer must be made equally available to all shareholders as nearly as possible at the same time and in the same manner.

7. Compliance with the Code inevitably imposes time constraints and additional costs. Each of the Sellers believes that in respect of the sale and purchase of Shares as set out in this agreement, these costs and constraints may well outweigh the advantages to all parties and each of the Sellers agrees to the waiver from the Code by the Panel for the purposes of the sale and purchase of the Shares in accordance with the terms of this agreement.

                 APPENDIX 1 - THE GENERAL PRINCIPLES OF THE CODE

1. All shareholders of the same class of an offeree company must be treated similarly by an offeror.

2. During the course of an offer, or when an offer is in contemplation, neither an offeror, nor the offeree company, nor any of their respective advisers may furnish information to some shareholders which is not made available to all shareholders. This principle does not apply to the furnishing of information in confidence by the offeree company to a bona fide potential offeror or vice versa.

3. An offeror should only announce an offer after the most careful and responsible consideration. Such an announcement should be made only when the offeror has every reason to believe that it can and will continue to be able to implement the offer: responsibility in this connection also rests on the financial adviser to the offeror.

4. Shareholders must be given sufficient information and advice to enable them to reach a properly informed decision and must have sufficient time to do so.

5. Any document or advertisement addressed to shareholders containing information or advice from an offeror or the board of the offeree company or their respective advisers must, as is the case with a prospectus, be prepared with the highest standards of care of accuracy.


--------------------------------------------------------------------------------

                                       28
--------------------------------------------------------------------------------

6. All parties to an offer must use every endeavour to prevent the creation of a false market in the securities of an offeror or the offeree company. Parties involved in offers must take care that statements are not made which may mislead shareholders or the market.

7. At no time after a bona fide offer has been communicated to the board of an offeree company, or after the board of an offeree company has reason to believe that a bona fide offer might be imminent, may any action be taken by the board of the offeree company in relation to the affairs of the company, without the prior approval of the shareholders in general meeting, which could effectively result in any bona fide offer being frustrated or in the shareholders being denied an opportunity to decide on its merits.

8. Rights of control must be exercised in good faith and the oppression of a minority is wholly unacceptable.

9. Directors of an offeror and the offeree company must always, in advising their shareholders, act only in their capacity as directors and not have regard to their personal or family shareholdings or to their personal relationships with the companies. It is the shareholders' interests taken as a whole, together with those of employees and creditors, which should be considered when the directors are giving advice to shareholders. Directors of the offeree company should give careful consideration before they enter into any commitment with an offeror (or anyone else) which would restrict their freedom to advise their shareholders in the future. Such commitments may give rise to conflicts of interest or result in a breach of the directors' fiduciary duties.

10. Where control of a company is acquired by a person, or persons acting in concert, a general offer to all other shareholders is normally required; a similar obligation may arise if control is consolidated. Where an acquisition is contemplated as a result of which a person may incur such an obligation, he must, before making the acquisition, ensure that he can and will continue to be able to implement such an offer.













--------------------------------------------------------------------------------

                                       29
--------------------------------------------------------------------------------

SIGNED by                           )
     Brian John Pierce              )
              and                   )
by Richard John Stobart Prosser     )      /s/ Brian John Pierce
as authorised signatories           )
for and on behalf of                )      /s/ Richard John Stobart Prosser
DOCUMENT MANAGEMENT                 )
SYSTEMS LIMITED                     )

SIGNED by                           )
 Brian John Pierce                  )
 and                                )
by Richard John Stobart Prosser     )      /s/ Brian John Pierce
as authorised signatories           )
for and on behalf of                )      /s/ Richard John Stobart Prosser
HENLEY DOCUMENTS LIMITED            )

SIGNED by                           )
 Christine Wilson as                )
authorised signatory                )      /s/ Christine Wilson
for and on behalf of                )
3i plc                              )

SIGNED by                           )
 Christine Wilson as                )
authorised signatory                )      /s/ Christine Wilson
for and on behalf of                )
3i GROUP plc                        )

SIGNED by
HAZEL ELIZABETH TURNER              )
                                           /s/ Hazel Turner

SIGNED by DR MICHAEL HADJITOFI      )
                                           /s/ Michael Hadjitofi

SIGNED by MARGARET PROSSER          )
                                           /s/ Margaret Prosser





--------------------------------------------------------------------------------

                                       30
--------------------------------------------------------------------------------

SIGNED by HAICKANOOSH LIDDELL       )
                                           /s/ Haickanoosh Liddell

SIGNED by JAY PATEL                 )
                                           /s/ Jay Patel

SIGNED by SIMA PATEL                )
                                           /s/ Sima Patel

SIGNED by J DHANPAUL                )
                                           /s/ J Dhanpaul

SIGNED by B CLARKE                  )
                                           /s/ B Clarke

SIGNED by P REEVES                  )
                                           /s/ P Reeves

SIGNED by S KING                    )
                                           /s/ S King

SIGNED by P DHALIWAL                )
                                           /s/ P Dhaliwal

SIGNED by S SULLIVAN                )
                                           /s/ S Sullivan

SIGNED by J SMITH                   )
                                           /s/ J Smith

SIGNED by L BRANNIGAN               )
                                           /s/ L Brannigan

SIGNED by JAY TANNA                 )
                                           /s/ Jay Tanna

SIGNED by MICHAEL BOSES             )
                                           /s/ Michael Boses

--------------------------------------------------------------------------------

                                       31
--------------------------------------------------------------------------------

SIGNED by WILLIAM ALAN              )
TURNER                              )
                                           /s/ William Alan Turner

SIGNED by                           )
                                    )
for and on behalf of                )      /s/ Robert T. Bruce
ALPHAREL, INC.                      )